Exhibit 99.1

SilverBox Corp III Announces Pricing of Upsized

$120 Million Initial Public Offering

Austin, Texas, February 27, 2023 — SilverBox Corp III (the “Company”) today announced the pricing of its upsized initial public offering of 12,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the New York Stock Exchange under the ticker symbol “SBXC.U” beginning February 28, 2023. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the New York Stock Exchange under the symbols ‘‘SBXC’’ and ‘‘SBXC WS,’’ respectively. The offering is expected to close on March 2, 2023, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry but intends to focus its search on a target business in an industry where it believes the expertise of its management team and its advisory group will provide it with a competitive advantage in completing a successful initial business combination.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to 1,800,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC: 6933 Louis Stephens Drive, Morrisville, NC, 27560, Attn: Prospectus Department or by e–mail at usa.prospectus@credit-suisse.com.

A registration statement relating to the securities became effective on February 27, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Gus Okwu

TrailRunner International

Mobile: 410-274-5035

Email: gus.okwu@trailrunnerint.com

Website: www.trailrunnerint.com